EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller/Grace Su
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FISCAL 2009 RESULTS

COMPANY ACHIEVES RECORD FISCAL YEAR REVENUE AND ADJUSTED EBITDA ON A CONSTANT CURRENCY BASIS;
STRATEGIC GLOBAL ACQUISITIONS POSITION THE COMPANY FOR SUSTAINED LONG-TERM EARNINGS GROWTH

BERWYN, Pennsylvania, August 27, 2009 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving unbanked and under-banked consumers, today announced its results for the fiscal fourth quarter and fiscal year ended June 30, 2009.

Fiscal Year 2009 Financial Highlights

•	Total consolidated revenue for the fiscal year, which was impacted by the global recession and 114 U.S. financial services store closures during fiscal 2009, was $527.9 million, which on a constant currency basis equates to a record $595.1 million, representing a year-over-year increase of $22.9 million or 4.0%.

•	On a constant currency basis, total consumer lending revenue increased by $18.0 million or 6.2%, while check cashing revenue, driven by decreased check volumes and a lower average face amount of checks cashed as a result of the global recession, as well as the Company’s conservative approach to cashing riskier checks amid the weakened economy, decreased by $12.9 million or 6.6%.

•	Money transfer fees increased by $3.0 million or 10.8% for the fiscal year on a constant currency basis, as a result of increased transaction volumes across all of the Company’s geographic markets.

•	Other revenue was $70.4 million on a constant currency basis, representing a $14.8 million or 26.7% increase over the prior fiscal year, due principally to additional pawn gold scrap and retail sales in the U.K., increased debit card revenue in Canada, and growth in the foreign exchange product in the U.K.

•	In the midst of the economic downturn, the Company has taken a cautionary approach to credit decisioning by reducing the amount it is willing to loan certain customers. As a result, the consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, improved to 18.9% for fiscal 2009 compared to 20.0% for the prior fiscal year.

•	As a result of cost reduction initiatives across all of the Company’s geographic markets, store and regional margin, on a constant currency basis, improved to 35.3% of total revenue for fiscal 2009 from 34.8% for the previous fiscal year.

•	Consolidated adjusted EBITDA was a record $158.6 million in fiscal 2009 on a constant currency basis, compared to $146.2 million for the prior fiscal year, representing a year-over-year increase of 8.5%.

•	Income before income taxes, on a GAAP basis including $63.5 million of non-recurring charges primarily related to the Company’s Canadian class action litigation and the closure of 114 U.S. financial services stores in fiscal 2009, was $16.8 million for the fiscal year compared to $87.2 million for fiscal 2008, while net income for fiscal 2009 was $1.8 million compared to $51.2 million for the prior fiscal year.

•	On a constant currency basis and excluding the non-recurring charges, pro forma income before income taxes was a record $93.5 million for the fiscal year compared to $90.5 million for fiscal 2008. Likewise, pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $53.3 million compared to $51.6 million for fiscal 2008.

•	Fully-diluted earnings per share, on an actual reported basis, was $0.07 for fiscal 2009 compared to $2.08 for the previous fiscal year.

•	Pro forma fully-diluted earnings per share was a record $2.21 for fiscal 2009 compared to $2.10 for fiscal 2008 on a constant currency basis and excluding non-recurring charges, representing a year-over-year increase of 5.2%.

Currency Overview
The U.S. Dollar strengthened significantly during fiscal 2009 with the relative value of the Canadian Dollar down nearly 15% to the U.S. Dollar, while the British Pound Sterling has been devalued by approximately 20% to the U.S. currency over the same time frame. As a majority of the Company’s consolidated revenue is generated outside the United States in Canada and the U.K., the reported results for the Company’s foreign subsidiaries were negatively impacted on a non-cash basis when translated into U.S. Dollars, as required by U.S. generally accepted accounting principles. More importantly, as the Company continues to reinvest the cash generated by its Canadian and U.K. business units back into those businesses, fluctuations in currency exchange rates presently have no near term cash flow impact on the Company’s operations. Therefore, we also provide metrics on our financial results for the quarter and fiscal year on a constant currency basis, in order to better explain and compare the true operating performance of our business units.

Business Overview
Reflecting on the recent fiscal year, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “Despite having to navigate through the worst recession we may ever have to face, our business continued to perform very well in fiscal 2009 generating record revenue and profits on an operational basis. This strong performance is a testament to the strength and resiliency of our diversified business model, and the dedication and tireless work ethic of our more than 4,500 employees now spanning five countries and two continents.

Throughout fiscal 2009, we continued to fine tune the fundamentals of our core business by reducing our cost structure and improving the operating efficiency of our global store base and field support network, implementing industry leading proprietary credit scoring models for our global loan products, and leveraging new technologies and expertise in our debt collection processes. In addition, our global business development team completed several key acquisitions including our recent entrance into the Polish market, while launching a number of new products and services through our store and internet sales platforms. Combined, I believe these efforts will significantly enhance the long-term growth outlook for our Company and further strengthen our position as the most diversified company in the industry with respect to geography, breadth of product offering, and distribution channels.”

Jeff Weiss continued, “In the U.K., we continued to aggressively expand our store footprint through both de novo store development and acquisitions, while our leading market position and strong brand recognition continues to drive organic customer growth. In Canada, where our largest and most profitable business unit resides, I am pleased to report that provincial regulation is moving ahead as expected in a manner that should establish a viable payday loan industry with strong consumer protections for years to come. With regard to our U.S. business, during fiscal 2009 we closed a total of 114 U.S. financial services stores and significantly reduced our U.S. field management and store support infrastructure, as part of a plan to divest underperforming stores and focus our domestic multi-product store footprint in states with more favorable and stable regulatory environments. As a direct result of the store closures and operating efficiency improvements resulting from a more contiguous store footprint, the store margin for the U.S. financial services business unit increased by more than $600,000 for the quarter when compared to the prior year period.

In retrospect, fiscal 2009 has been a transformational year for our Company, positioning us for sustained profitable earnings growth and I believe fiscal 2010 will mark the beginning of the realization of this potential. Furthermore, our strong cash flow from operations and solid liquidity should continue to enable us to take advantage of additional global business development and expansion opportunities in existing and prospective new markets as we move through fiscal 2010 and beyond.”

The Company recently announced its expansion into the Polish market through the acquisition of an established consumer lending business headquartered in Gdansk. The Company has spent considerable time researching the Polish market, which is at the forefront of economic development and growth in the region. Poland has a population of nearly 40 million people with a significant percentage of the population currently underserved by the traditional banking industry. This acquisition represents a planned first step into mainland Europe, and also provides a platform for further expansion throughout Poland and other Eastern European countries. The demographics of the neighboring Eastern European countries are similar to Poland, with the entire population of Eastern Europe nearing 200 million people across several countries, with a significant percentage of the population residing in urban-industrial areas.

In the U.K., in the fourth quarter, despite the longest recession since the post World War II era, the Company was able to grow its U.K. consumer lending business by 12.8% on a same store sales basis. Furthermore, in April the Company completed the acquisition of an established internet based consumer lending business in the United Kingdom. The Company is pleased to report that this acquisition has performed better than expected with a loan book at the end of July of £4.4 million compared to £2.5 million just a couple of months ago at the time of acquisition, while maintaining expected loan loss rates. In addition, the management team of the acquired business bolsters the Company’s already significant international management team and capabilities, while providing seasoned business acumen and industry experience with respect to internet lending, which the Company plans to transfer and leverage to other countries.

In Canada, to date, the provinces of Ontario, Nova Scotia, British Colombia, and Alberta have all announced maximum lending rates above the Company’s existing price structure, but generally below the pricing of many of Dollar Financial’s competitors. As the largest multi-product provider in Canada, the Company is in the strong position of being able to operate profitably at prices below the competition, since all of its products and services contribute to the coverage of joint fixed store operating costs and the generation of profits and cash flow. Under provincial regulation, the Company believes it has an opportunity to further leverage its multi-product store platform and improve upon its approximate 30% share of the Canadian market by offering products and services at prices below many of the Company’s competitors. Furthermore, a number of the less efficient mono-line operators will likely struggle under provincial regulation, which should present an opportunity for the Company to acquire their stores or customer accounts at attractive prices. Additionally, provincial regulation should serve to both educate and legitimize the product in the eyes of potential consumers who have never before taken advantage of a payday loan. The Company intends to pursue these potential new customers through renewed radio and television advertising campaigns, which are expected to be rolled out as the individual provinces finalize and implement their new lending rate structures.

Fourth Quarter Financial Results
In the face of the current global recession, consolidated consumer lending revenue, on a constant currency basis was $74.9 million, reflecting a moderate decrease of $2.2 million or 2.8% in the fiscal fourth quarter when compared to the same quarter in the prior year. Consumer lending revenue in the U.K. increased by a healthy 34.3% or £3.3 million for the quarter, benefitting from growing consumer awareness of the Company’s loan products in addition to strong growth in the pawn lending business. Total revenue generated by the pawn business in the U.K. was £2.1 million for the quarter, as compared to £1.8 million for the prior year’s quarter, representing a year-over-year increase of 19.1%.

Consumer lending revenue in Canada declined by 9.0% or C$3.3 million compared to the previous year’s quarter. The lower consumer lending revenue in Canada is primarily attributable to higher unemployment across all provinces, as well as the Company’s decision to suspend its advertising campaigns until provincial regulation is established. The Company plans to renew its radio and television advertising campaigns in fiscal 2010 as the individual provinces finalize and implement their new rate structures.

In the U.S., as in Canada, increasing unemployment through all sectors of the economy negatively impacted consumer lending volumes, as lending revenue in the Company’s domestic business decreased by $5.4 million or 24.6% for the quarter. The closure of 114 U.S. financial services stores during fiscal 2009 can be attributed to a substantial portion of the consumer lending revenue decline for the quarter.

As the current recession ensues, the potential for fraudulent checks being presented is higher than normal; therefore the Company continues to employ a more cautious approach to cashing checks which includes more of a focus on net margin as opposed to gross fees or revenue. On a constant currency basis, total check cashing revenue was $42.1 million for the quarter ended June 30, 2009, representing a year-over-year decrease of $8.5 million. Net write-offs of returned checks, as a percentage of check cashing revenue, decreased to 6.1% for the quarter compared to 9.5% for the prior fiscal year. Check cashing revenue in Canada decreased by C$2.0 million or 9.5% and by £1.6 million or 22.1% in the U.K. The diminution of the construction industry in the London area, principally due to the slowing housing market, and the return home of migratory construction laborers to Eastern Europe were significant drivers of the decline in check cashing revenue in the United Kingdom. Check cashing revenue in the U.S. decreased by 21.7% or $3.3 million, of which approximately $1.0 million of the decline was related to the store closures in fiscal 2009.

Total money transfer revenue, on a constant currency basis, was approximately flat to the prior year period. Other revenue, excluding the impact of changes in currency exchange rates, increased by 20.5% or $3.1 million, primarily as a result of additional pawn gold scrap and retail sales in the U.K., additional foreign exchange product revenue in the U.K., and growth in the debit card business in Canada.

On a constant currency basis, store and regional margin was $50.9 million for the quarter ended June 30, 2009, representing a slight decrease of $1.2 million from the prior year period. Due to the global recession, the Company instituted a number of cost reduction initiatives across all of the Company’s markets. As a result, store and regional margin on a constant currency basis improved to 35.7%, as a percentage of total revenue, from 34.6% for the prior year’s quarter. Although it is difficult to predict the continuing depth and duration of the current recession, the Company continues to regulate its labor and other variable store costs with fluctuations in customer transaction volume. Corporate costs also decreased on a constant currency basis to $17.0 million for the current quarter from $18.2 million for the prior year’s quarter.

In the fourth quarter ended June 30, 2009, the Company recorded a charge of $57.5 million associated with its long-standing Canadian class action litigation. In addition, the Company recorded a one-time charge of $4.5 million in the quarter related to severance and other store closing expenses, including the closure of 60 under-performing financial services stores in the U.S. in the fourth quarter, along with associated reductions in field management and store support functions.

In May, the Company executed an early settlement of its cross-currency interest rate swaps held in its United Kingdom subsidiary for $14.4 million of net cash proceeds. With the termination of the swaps, the U.K. term loans will once again be subject to variable interest rates and non-cash market-to-market adjustments based on fluctuations in currency exchange rates. As a result, the Company recorded a $5.5 million non-cash mark to market gain on its U.K. term loans in the fourth quarter.

On a constant currency basis and excluding non-recurring charges, pro forma income before income taxes was $22.9 million for the fourth quarter compared to $24.5 million for the prior year’s quarter. Pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $13.0 million representing a slight decrease of $0.9 million from the prior year’s quarter. Likewise, on a constant currency basis and excluding non-recurring charges, pro forma fully-diluted earnings per share was $0.54 for the current quarter compared to $0.57 for the prior year period.

Income before income taxes, on a GAAP basis including all non-recurring charges, was a loss of $40.1 million compared to a profit of $22.1 million for the previous year’s quarter. The Company reported an after tax loss for the quarter of $31.2 million versus a profit of $12.3 million for the prior year’s quarter, while fully-diluted earnings per share on an actual reported basis was a loss of $1.30 for the quarter ended June 30, 2009 compared to a profit of $0.50 for the same quarter in the previous year.

Company’s Liquidity Position
The Company continues to maintain approximately $75.0 million of excess cash available to fund additional growth and acquisition activities, or alternatively to pay down indebtedness. At June 30, 2009, the Company had not drawn on any of its global revolving credit facilities and as a result had a $75.0 million undrawn balance on its U.S. facility, a C$28.5 million undrawn balance in Canada, and a £5.0 million undrawn balance in the U.K., all of which is in addition to the substantial continuing free cash flow the Company realizes from its business operations. Furthermore, the Company’s long-term debt portfolio buttresses its strong liquidity position, as the Company’s convertible notes are not due until June 2027, and are not callable or putable until December 2012. The Canadian and U.K. term notes do not mature until October 2012, and in the interim period until maturity, the required principal repayments amount to just $3.8 million annually. Given the current economic climate, the Company intends to continue to manage its cash flow prudently by balancing its near term strategy to increase cash holdings, while at the same time judiciously reviewing the active pipeline of international acquisition candidates and taking advantage of selected attractively priced opportunities.

The Company purchased foreign currency option contracts designated as cash flow hedges, which provide a floor for a portion of its earnings for July 2009 to September 2009 at option rates of $0.90 for the Canadian Dollar and $1.60 for the Pound Sterling, and for the period October 2009 to December 2009 at option rates of $0.92 for the Canadian currency and $1.65 for the Pound Sterling.

Fiscal 2010 Outlook
Effective July 1, 2009, the Company is required to adopt FSP APB14-a, which will result in approximately $10.0 million of additional non-cash interest expense being recorded in fiscal 2010 associated with the Company’s $200M, 2.875% U.S. convertible notes. Since the Company does not currently receive a tax benefit from additional charges in the U.S., as a result of its historical net operating loss position, the unfavorable earnings per share impact in fiscal 2010 of adopting FSP APB-14a, on a GAAP basis, is estimated to be approximately $0.40 per fully-diluted share.

Commenting on the Company’s expectations for fiscal 2010, Randy Underwood, the Company’s Executive Vice President and CFO, stated, “While we look forward to the considerable growth opportunities facing our Company, our financial results in fiscal 2010 will unavoidably be affected by the timing of a number of significant events, such as the opportunity which should emanate from the long awaited regulatory transition in Canada, and to a large extent the timing and degree of the global economic recovery. The current consensus of many economists is that the economic downturn is nearing its end, and from the perspective of our Company, we are also beginning to see signs that business conditions are stabilizing, or perhaps even improving. However, even if an economic recovery does begin to gain momentum over the next couple of quarters, it is uncertain as to how quickly job creation will follow. Furthermore, currency exchange rates continue to fluctuate on a daily basis, which naturally affects the translation of our financial results into U.S. Dollars per GAAP. As a result, we are currently providing a relatively wide guidance range for fiscal 2010 in an effort to balance the significant growth opportunities we believe await the Company with the uncertain trajectory of the global economy, and the fluctuations in currency exchange rates, which could be either net favorable or unfavorable over the coming year. Therefore, for fiscal 2010 we are projecting adjusted EBITDA of between $145.0 million and $155.0 million and fully-diluted earnings per share, excluding the expected $0.40 per fully-diluted share non-cash impact from adopting FSP APB14-a, of between $1.90 and $2.10.”

In fiscal 2010, the Company is planning to significantly expand its global store base and extend some of its other geographic platforms, such as expanding into other provinces in Poland, and perhaps other countries as well. The Company expects to open between 30 and 40 de novo stores in the U.K., and the magnitude of the resumption of its de novo store program for Canada is yet to be determined. The Company will closely monitor the Canadian business environment and the evolution of the competitive landscape under regulatory reform during the coming year, and balance the extent of its de novo store build program with a value based acquisition strategy of smaller, less efficient store chains looking to sell their businesses in the light of provincial regulation.

The reconciliation between adjusted EBITDA and income before income taxes is consistent with the historical reconciliation presented at the end of this news release.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, August 27, 2009 at 5:00 pm ET to discuss the Company’s results for the fiscal fourth quarter and fiscal year ended June 30, 2009 and the Company’s fiscal 2010 outlook. Investors can participate in the conference by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through September 3, 2009. If you wish to listen to the replay of this conference call, please dial (706) 645-9291 and enter passcode “24010617”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.

At June 30, 2009, the Company’s global store network consisted of 1,206 stores, including 1,031 company-operated financial services stores and 175 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, pawn lending and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results, the developing regulatory environment in Canada, the U.K., Poland and the United States; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of restructuring initiatives; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environments, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

Pro forma operating results excluding non-recurring charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2008	2009

Assets:
Cash and cash equivalents	$209,714	$209,602
Loans receivable, net:
Loans receivable	123,683	123,894
Less: Allowance for loan losses	(7,853)	(9,200)

Loans receivable, net	115,830	114,694
Loans in default, net	11,317	6,436
Prepaid expenses and other receivables	29,158	29,038
Deferred tax assets, net	12,191	27,101
Property and equipment, net	68,033	58,614
Goodwill and other intangibles	470,731	454,347
Debt issuance costs and other assets, net	25,949	22,808

Total Assets	$942,923	$922,640

Liabilities:
Accounts payable	$56,636	$43,638
Income taxes payable	12,194	14,834
Accrued expenses and other liabilities	37,998	88,756
Fair value of derivatives	37,214	10,223
Deferred tax liabilities	22,352	18,947
Revolving credit facilities	5,341	—
Long-term debt	577,863	574,990

Total Liabilities	749,598	751,388

Shareholders’ Equity:
Common stock	24	24
Additional paid-in-capital	255,197	257,385
Accumulated deficit	(95,950)	(94,175)
Accumulated other comprehensive income	34,054	8,018

Total shareholders’ equity	193,325	171,252

Total Liabilities and Shareholders’ Equity	$942,923	$922,640

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Revenues:
Check cashing	$50,555	$37,179	$196,580	$164,598
Fees from consumer lending	77,098	65,218	292,517	275,272
Money transfer fees	7,552	6,472	27,512	26,823
Other	15,089	15,571	55,575	61,160

Total revenues	150,294	124,440	572,184	527,853

Store and regional expenses:
Salaries and benefits	42,702	34,209	159,363	145,716
Provision for loan losses	13,559	11,744	58,458	52,136
Occupancy costs	12,228	10,309	43,018	41,812
Returned checks, net and cash shortages	6,134	2,793	20,360	16,021
Depreciation	4,043	3,256	13,663	13,075
Bank charges and armored carrier services	3,540	3,420	13,494	13,357
Telephone and communication costs	1,818	1,888	7,185	7,504
Advertising	1,972	1,700	9,398	8,359
Other	12,276	11,996	48,015	48,069

Total store and regional expenses	98,272	81,315	372,954	346,049

Store and regional margin	52,022	43,125	199,230	181,804

Corporate and other expenses:
Corporate expenses	18,236	15,651	70,859	68,217
Interest expense, net	9,732	8,936	36,569	35,099
Other depreciation and amortization	1,239	924	3,902	3,827
Mark to market – term loan	—	(5,499)	—	(5,499)
Provision for litigation settlements	240	57,366	345	57,920
Loss on store closings	624	4,203	993	10,340
Other (income) expense, net	(196)	1,648	(626)	(4,898)

Income before income taxes	22,147	(40,104)	87,188	16,798
Income tax provision	9,821	(8,947)	36,015	15,023

Net income	$12,326	($31,157)	$51,173	$1,775

Net Income per share
Basic	$0.51	($1.30)	$2.12	$0.07
Diluted	$0.50	($1.30)	$2.08	$0.07

Weighted average shares outstanding
Basic	24,161,985	23,976,743	24,106,392	24,012,705
Diluted	24,468,278	24,183,918	24,563,229	24,136,235

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Income before income taxes — as reported	$22,147	$(40,104)	$87,188	$16,798

Non-recurring charges:
Loss on store closings and severance	2,109	4,506	2,980	10,643
Provision for litigation settlements	240	57,366	345	57,920
Mark to market – term notes	—	(5,499)	—	(5,499)
Write-off of acquisition costs	—	481	—	481

Pro forma income before income taxes	24,496	16,750	90,513	80,343
Pro forma income taxes	10,533	7,202	38,921	34,547

Pro forma net income	$13,963	$9,548	$51,592	$45,796

Pro forma effective income tax rate	43.0%	43.0%	43.0%	43.0%

Weighted average fully-diluted shares outstanding	24,468,278	24,183,918	24,563,229	24,136,235

GAAP fully-diluted earnings per share	$0.50	$(1.30)	$2.08	$0.07

Pro forma fully-diluted earnings per share	$0.57	$0.39	$2.10	$1.90

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, provisions for loss on store closings and litigation settlements, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Income before income taxes	$22,147	$(40,104)	$87,188	$16,798

Add:
Depreciation and amortization	5,283	4,180	17,565	16,902
Interest expense, net	9,732	8,936	36,569	35,099
Mark to market – term loan	—	(5,499)	—	(5,499)
Stock based compensation expense	1,168	1,746	3,946	6,236
Loss on store closings	624	4,203	993	10,340
Provision for litigation settlements	240	57,366	345	57,920
Other	(37)	739	(449)	710

Adjusted EBITDA	$39,157	$31,567	$146,157	$138,506

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
Beginning Company-Operated Stores
U.S.	466	418	350	467
Canada	418	400	360	419
U.K.	227	260	192	236

Total Beginning Company-Operated Stores	1,111	1,078	902	1,122

De novo Store Builds
U.S.	1	0	3	3
Canada	1	1	39	1
U.K.	7	7	21	24

Total	9	8	63	28

Acquired Stores
U.S.	0	0	126	2
Canada	1	0	22	0
U.K.	2	7	24	15

Total	3	7	172	17

Closed Stores
U.S.	0	60	12	114
Canada	1	2	2	21
U.K.	0	0	1	1

Total	1	62	15	136

Ending Company-Operated Stores
U.S.	467	358	467	358
Canada	419	399	419	399
U.K.	236	274	236	274

Total Ending Company-Operated Stores	1,122	1,031	1,122	1,031

Ending Franchise/Agent Stores
U.S.	93	49	93	49
Canada	61	62	61	62
U.K.	176	64	176	64

Total Ending Franchise/Agent Stores	330	175	330	175

Total Ending Store Count	1,452	1,206	1,452	1,206